Exhibit 4.2
Execution Version
MODIFICATION, WARRANT AND INVESTOR RIGHTS AGREEMENT
     THIS MODIFICATION, WARRANT AND INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of April 13, 2009, by and among AKORN, INC., a Louisiana corporation (“Akorn”), AKORN (NEW JERSEY), INC., an Illinois corporation (“Akorn NJ”, and together with Akorn, collectively, the “Borrowers” and individually as a “Borrower”), and EJ FUNDS LP, a Delaware limited partnership, in its capacity as Agent (the “Agent”) for the lenders from time to time parties to the Credit Agreement (defined herein) (the “Lenders”), and the Lender party hereto (the “Lender”).
W I T N E S S E T H:
     WHEREAS, the Borrowers, the Lenders and the Agent are parties to a certain Credit Agreement, dated as of January 7, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain financial accommodations available to the Borrowers as described therein (unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement);
     WHEREAS, the Agent and Lenders acquired their interests under the Credit Agreement pursuant to that certain Assignment, dated as of March 31, 2009 among Agent, Lenders and General Electric Capital Corporation (as predecessor in interest to Agent and Lenders in such capacities) (the “Assignment”);
     WHEREAS, in connection with the Assignment, Agent and Lenders entered into that certain Memorandum of Agreement, dated as of March 31, 2009, with the Borrowers (the “MOA”);
     WHEREAS, the Borrowers have requested that the Lenders retroactively modify the Credit Agreement to provide that any event, fact or circumstance which could have constituted an Event of Default under the Credit Agreement or any other Loan Document (except for events, facts or circumstances, occurring after the date hereof, which constitute Material Defaults (as hereinafter defined)), whether previously occurring or occurring prior to the end of the Modification Period (as hereinafter defined), shall be deemed to constitute an Event of Default only if (i) irrespective of any grace, notice or cure period that otherwise would have been applicable thereto, such event, fact or circumstance continues to exist on the earlier of (x) July 22, 2009 and (y) termination of the Modification Period pursuant to Section 2(a) (the earlier to occur of (x) and (y), the “Grace Period End Date”) and (ii) on or after the Grace Period End Date, notice has been given by the Agent that an Event of Default has occurred by reason of the occurrence thereof;
     WHEREAS, the Lenders are prepared, for a limited period of time and upon the terms and conditions contained in this Agreement, to modify their rights with respect to the current exercise of their rights and remedies;

     WHEREAS, the modification by the Lenders of their rights with respect to the current exercise of their rights and remedies as provided for in this Agreement shall result in direct and tangible benefit to the Borrowers; and
     WHEREAS, in consideration of such modifications by the Lenders, the Borrowers have agreed (i) to issue a warrant to purchase shares of Akorn’s Common Stock (defined herein) to the Lender; (ii) to provide for certain registration rights with respect to the shares of Common Stock currently held by the Lender and its affiliates and the shares of Common Stock issuable upon the exercise of the warrant; (iii) to provide for certain board representation rights for the benefit of the Lender; (iv) to provide for interest to accrue on the principal balance of all Loans and other obligations outstanding under the Credit Agreement from time to time at an annual rate of ten percent (10%) with interest payable quarterly; and (v) as security for the obligations of Akorn to the Subordinated Lender under the Subordinated Note and for the express benefit of the Subordinated Lender, the Borrowers will (A) grant to the Subordinated Lender a security interest in and lien upon all of the Collateral subordinated solely to the security interest of the Agent and Lenders pursuant to the Credit Agreement and other Loan Documents and (B) execute within thirty days after the date hereof security documents consisting of a security agreement and mortgages (if requested by the Subordinated Lender) in form and substance substantially similar to the corresponding security documents under the Credit Agreement for the benefit of the Subordinated Lender’s interest in the Subordinated Note, all as further provided for herein.
     NOW, THEREFORE, in consideration of the foregoing premises and the agreements and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Acknowledgments by Borrowers. Each Borrower acknowledges and agrees as follows:
          (a) Acknowledgment that Liabilities Continue in Full Force and Effect. That the Loans and all other respective liabilities and obligations of the Borrowers under the Loan Documents shall, except as expressly modified herein, remain in full force and effect, and shall not be released, impaired, diminished or in any other way modified or amended as a result of the execution and delivery of this Agreement or by the agreements and undertakings of the parties contained herein;
          (b) Acknowledgment of Perfection of Security Interest. As of the date hereof, the security interests and liens granted to Agent, for its benefit and for the benefit of Lenders, under the Credit Agreement and the other Loan Documents securing the Loans are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents to the extent previously required by the Agent;
          (c) Acknowledgement of Lenders’ Obligations to Fund Future Advances; Restrictions on LIBOR Rate Loans. As a material inducement to the execution and delivery by the Agent and the Lenders of this Agreement, Borrowers, Agent and Lenders hereby agree that as of the date hereof, the Revolving Loan Commitment of the Lenders, in the aggregate, under the Credit Agreement is reduced to $5,650,000.00; provided that Agent and Lenders hereby waive the payment of any fee under Section 1.9 of the Credit Agreement in respect of such reduction. In addition, in accordance with Section 1.6(a) of the Credit Agreement, during the Modification Period, no Loan shall be made as a LIBOR Rate Loan, no existing LIBOR Rate Loan shall be continued and no outstanding Base Rate Loan shall be converted to a LIBOR Rate Loan. All Loans made during the Modification Period shall be subject only to the conditions precedent that, after giving effect to any such Loan, (i) no Material Default shall have occurred or be continuing and (ii) the aggregate outstanding amount of the Revolving Credit Exposure would not exceed the Borrowing Base. Unless otherwise agreed in writing by Agent and Lenders, however, all Loans made after the Modification Period shall continue to be subject to the conditions precedent in the Loan Documents, including, without limitation, those set forth in Section 2.2 of the Credit Agreement; and
          (d) Amendment to Default Provisions. The Credit Agreement is hereby modified to provide that any event, fact or circumstance which could have constituted an Event of Default under the Credit Agreement or any other Loan Document (except for events, facts or circumstances, occurring after the date hereof, which constitute Material Defaults (as hereinafter defined)), whether previously occurring or occurring prior to the end of the Modification Period (as hereinafter defined), shall be deemed to constitute an Event of Default only if (i) irrespective of any grace, notice or cure period that otherwise would have been applicable thereto, such event, fact or circumstance continues to exist on the Grace Period End Date, and (ii) on or after the Grace Period End Date, notice has been given by the Agent that an Event of Default has occurred by reason of the occurrence thereof. The parties will work in good faith during the Modification Period to (i) to amend the financial covenants in Article 6 of the Credit Agreement, in light of recent financial results and revised financial projections, to make them less burdensome to Borrowers, and (ii) otherwise to make compliance with the provisions of the Credit Agreement less burdensome to the conduct by the Borrowers of their day-to-day operations.
     2. Modification Period and Material Defaults.
          (a) Modification Period. The Modification Period shall be from the date hereof until the earliest to occur of the following times: (i) July 12, 2009; or (ii) the occurrence of any Material Defaults under any of the Loan Documents (the period beginning on the date hereof and terminating on the earliest of such dates being hereinafter referred to as the “Modification Period”). For purposes of this Agreement, a “Material Default” means the occurrence of any of the following:
               (i) an Event of Default described in Section 7.1(f) or 7.1(g) of the Credit Agreement;
               (ii) except with the express prior written consent of the Agent, the giving, by or on behalf of either Borrower, of any direction to one or more Account Debtors instructing them to direct the payment of any amount owed to either Borrower to any address or account other than to the Lock Box maintained pursuant to paragraph (b) of Exhibit 4.11 of the

Credit Agreement (other than an inadvertent failure that is corrected no later than the Business Day following the relevant Borrower’s becoming aware of such failure);
               (iii) the failure by either Borrower to make any payment when and as such payment becomes due under the Credit Agreement, and such failure shall continue for two (2) Business Days;
               (iv) the failure by either Borrower to comply with the following negative covenants contained in the Credit Agreement, (A) Section 5.1 (Limitation on Liens), (B) Section 5.5 (Limitation on Indebtedness) (other than relating to (y) Akorn’s obligations to Massachusetts Biologic Laboratories of the University of Massachusetts (“MBL”) under the Exclusive Distribution Agreement, dated as of March 22, 2007 or (z) the extension of the payment deadlines for existing milestone payments so long as the amounts of such obligations are not increased), (C) Section 5.9 (Contingent Obligations) and (D) Section 5.11 (Restricted Payments); provided, that, for any breach described in this clause (iv) of Section 2(a), such breach shall only be a Material Breach if the amounts or levels of such breach, if applicable, are in excess of 110% of the amounts or levels set forth in the Credit Agreement;
               (v) the failure by either Borrower (other than an inadvertent failure that is corrected no later than the Business Day following the relevant Borrower’s becoming aware of such failure) to comply with paragraph (c) of Exhibit 4.11 of the Credit Agreement;
               (vi) the transfer by either Borrower of all or any portion of the Collateral with actual intent to hinder, delay, or defraud the Lender; and
               (vii) the failure by either Borrower to comply in any respect with its obligations to the Lenders set forth in Sections 4, 8 or 9 hereof.
          (b) Termination of Modification Period. From and after the Grace Period End Date, Agent and Lenders shall have, with respect to each Event of Default not cured or expressly waived in writing on or before such date, any and all rights and remedies which Agent and Lenders may have upon the occurrence of an Event of Default.
     3. Waiver of Requirement to Deliver Certain Control Agreements. Notwithstanding the provisions of Section 1(d), the Agent and Lenders hereby waive (i) the requirement that the Borrowers comply with Section 4.16(a) of the Credit Agreement and paragraph (a) of Exhibit 4.11 thereto solely with respect to the delivery of a control agreement with respect to Disbursement Account #5590069497 with Bank of America, N.A. with such waiver continuing for so long as such Disbursement Account is a zero-balance account used solely as a payments account, to which funds are transferred only as and to the extent that funds are required to honor checks presented for payment or the execution of payment orders, and (ii) any Default or Event of Default that would otherwise arise in respect of the Borrowers’ incurring of obligations that, under (x) Section 2(a)(iv)(B)(z), (y) Section 2(a)(iv)(B)(y) or (z) Section 2(a)(iv)(C) with respect to the Contingent Obligations incurred by the Borrowers in favor of John N Kapoor Trust Dated 9/20/89 in connection with Akorn’s entry into that certain Letter Agreement dated as of March 27, 2009 by and between Massachusetts Biologic Laboratories of the University of

Massachusetts and Akorn (the “Letter Agreement”) and related settlement agreements, would not constitute Material Defaults. The Agent and the Lenders further waive any Default or Event of Default that may have arisen with respect to any prior failure by the Borrowers to comply with either (x) Section 4.16(a) of the Credit Agreement and paragraph (a) of Exhibit 4.11 thereto solely with respect to the delivery of a control agreement with respect to Disbursement Account #5590069497 with Bank of America, N.A or (y) the incurring by Akorn of its obligations under, or in connection with, the Letter Agreement.
     4. Information Covenants. In order to induce Agent and Lenders to enter into this Agreement and as a condition to the continuation of the Modification Period pursuant to Section 2 hereof, each Borrower covenants and agrees to provide to Agent, (A) from and after the date hereof through the end of the Modification Period, (i) notice of the existence or occurrence of any Material Default within five (5) Business Days of such Borrower becoming aware of the existence or occurrence of any such Material Default and (ii) within ten (10) Business Days after the receipt or sending thereof, copies of any correspondence, reports or other documentation received from or sent to MBL and (B) unless otherwise agreed to in writing by Agent and Lenders, from and after the end of the Modification Period through the Revolving Termination Date, (i) all reporting requirements set forth in Sections 4.1, 4.2 and 4.3 of the Credit Agreement and (ii) within ten (10) Business Days after the receipt or sending thereof, copies of any correspondence, reports or other documentation received from or sent to MBL.
     5. Conditions Precedent. The effectiveness of this Agreement is conditioned upon the receipt by Agent of the following, all of which are material inducements to Agent and Lenders entering into this Agreement (the date of satisfaction of all of the following being referred to as the “Modification Effective Date”):
          (a) a duly executed counterpart of this Agreement from the Borrowers and each other Credit Party; and
          (b) the duly executed original Warrant (defined herein); and
          (c) the payment of the Expenses (defined herein), all of which the Borrowers authorize the Agent to charge to the Revolving Loan Commitments.
     6. Unused Commitment Fee; Administrative Fee. For so long as EJ Funds LP and/or any of its Affiliates is/are the sole Lender(s), Lenders hereby suspend the Unused Commitment Fee. For the avoidance of doubt, Lenders shall be entitled to receive all accrued but unpaid Unused Commitment Fees payable with respect to periods prior to March 31, 2009. For so long as EJ Funds LP or any of its Affiliates is the Agent, the Agent hereby suspends the Administrative Fee.
     7. Termination of L/C Facility; Swing Loans. In order to induce Agent and Lenders to enter into this Agreement, the Borrowers, Agent and Lenders hereby agree that as of the date hereof, the obligation of the Agent, the Lenders and the L/C Issuer, if any, to Issue Letters of Credit is hereby terminated and the obligations of any such Person to make Swing Loans is hereby terminated.

     8. Warrants; Board Seats; Interest, Subordinated Debt. In order to induce the Agent and Lenders to enter into this Agreement, the Borrowers, Agent and Lenders hereby further agree as follows:
          (a) Akorn shall, upon the Modification Effective Date (defined herein), issue to the Agent a warrant (the “Warrant”) for the purchase of One Million Nine Hundred Thirty Nine Thousand Six Hundred Thirty-Nine (1,939,639) shares of common stock, no par value per share, of Akorn (“Common Stock”), in the form attached hereto as Exhibit “A”. The per share exercise price under the Warrant shall be $1.11.
          (b) In addition to and not in lieu of the board representation rights provided for in Section 2(b) of that certain Stock Purchase Agreement dated November 15, 1990 (the “Stock Purchase Agreement”) between Akorn and John N. Kapoor Trust dated September 20, 1989:
               (i) The Lender shall, for so long as the Lender and its affiliates in the aggregate hold shares of Common Stock representing five percent (5%) or more of the issued and outstanding shares of Common Stock, have the right to designate or nominate (as applicable) two (2) directors to serve on Akorn’s Board of Directors (such person(s) designated by the Lender, together with any successor designee(s) that may be designated by the Lender from time to time, collectively, the “Lender Designees”);
               (ii) At the request of the Lender, as soon as practicable after the Modification Effective Date but in no event later than ten days after the request of the Lender, Akorn shall take such actions as may be necessary to (i) amend Akorn’s Bylaws to increase the number of directors on the Board of Directors from seven to nine and (ii) appoint any Lender Designees to fill the vacancies created by such increase until the next shareholder election of directors;
               (iii) With respect to each shareholder election of directors thereafter, including at each annual or special meeting of shareholders of Akorn at which directors are elected, Akorn shall cause its Board of Directors and management to (i) include each of the Lender Designees in the slate of nominees recommended by the Board of Directors to Akorn’s shareholders for election as directors, (ii) recommend to its shareholders that they vote for the Lender Designees as directors of Akorn, (iii) vote all proxies it may hold in favor of the election of the Lender Designees, except as otherwise directed by any shareholder who submits such proxy and (iv) use its best efforts to cause the Lender Designees to be elected as directors;
               (iv) Akorn shall take no action that would cause its Board of Directors to exceed fifteen in number without the consent of the Lender; and
               (v) Notwithstanding the foregoing, Akorn shall not be required to nominate any Lender Designees that may not, by virtue of any state or federal laws or rules of any exchange upon which Akorn’s securities are listed or traded become a director of Akorn.
          (c) Unless accelerated by the Lender in accordance with the Credit Agreement, interest shall accrue on the principal balance of the Loans and all other respective liabilities and obligations of the Borrowers under the Loan Documents from time to time at an annual rate of ten percent (10%), regardless of the absence or existence of any Default or Event of Default, and shall be payable to the Lender, in arrears, on the first Business Day of each calendar month.
          (d) (i) As security for the obligations of Akorn to the Subordinated Lender under the Subordinated Note and for the express benefit of the Subordinated Lender, the Borrowers hereby (A) grant to the Subordinated Lender, a security interest in and lien upon all of the Collateral, subordinated solely to the security interest of the Lender pursuant to the Collateral Documents, and (B) agree to execute within thirty days after the date hereof security documents consisting of a security agreement and mortgages (if requested by the Subordinated Lender) in form and substance substantially similar to the corresponding security documents under the Credit Agreement for the benefit of the Subordinated Lender’s interest in the Subordinated Note, and (ii) EJ Funds LP, in its capacity as sole Lender and Agent, hereby agrees that Akorn shall have the right, at any time on or prior to the maturity date of the Subordinated Debt, upon written notice to the Lender, to convert the Subordinated Note into term indebtedness under the Credit Agreement having interest payable at the same rate and same times as the revolving debt under the Credit Agreement (as amended by this Agreement), with principal due in full at the earlier of the Revolving Termination Date or such earlier date that any Loans are refinanced by the Borrowers or accelerated by the Lender, so long as Akorn issues additional warrants to the Lender in the form attached hereto as Exhibit “A” exercisable for an aggregate number of shares of Common Stock equal to the product of (i) a quotient (carried to the 9th decimal place) equal to (A) the amount of the Subordinated Note so converted divided by (B) 1,000,000 times (ii) 343,299 (the Common Stock issuable upon the exercise of such additional warrants shall be “Registrable Securities” for purposes of Section 9 hereof). The per share exercise price for warrants issued under this Section 8(d) shall be $1.11.
     9. Registration Rights. In order to induce the Agent and Lenders to enter into this Agreement, the Borrowers, Agent and Lenders hereby further agree as follows:
          (a) Resale Registration Statement. Akorn shall (subject to Section 9(b)) use commercially reasonable efforts to:
               (i) cause to be filed with the U.S. Securities and Exchange Commission (the “SEC”) upon request of the Lender as soon as practicable, but in no event later than seventy-five days (75) days after the Modification Effective Date (the “Resale Filing Deadline”), a registration statement pursuant to Rule 415 under the Securities Act (defined in Section 9(g)) (the “Resale Registration Statement”), which Resale Registration Statement shall provide for resales and Transfers (defined in Section 9(g)) of all Registrable Securities (defined in Section 9(g)) by the Holders (defined in Section 9(g)) as permitted by such Rule 415;
               (ii) cause the Resale Registration Statement to be declared effective by the SEC at the earliest practicable time, but in no event later than the earlier to occur of (i) if the SEC notifies Akorn that it does not intend to review the Resale Registration Statement, ten (10) days after Akorn receives such notice from the SEC; or (ii) if the SEC notifies Akorn that it intends to review the Resale Registration Statement, one-hundred fifty (150) days after Resale Filing Deadline (or if such day is not a Business Day, the next succeeding Business Day, the “Resale Effective Deadline”);

               (iii) in connection with the foregoing, file all pre-effective amendments to the Resale Registration Statement as may be necessary in order to cause such Resale Registration Statement to become effective and, if applicable, a post-effective amendment to the Resale Registration Statement pursuant to Rule 430A under the Securities Act; and
               (iv) cause the Resale Registration Statement to remain Continuously Effective (defined in Section 9(g)), supplemented and amended as required by the provisions of Section 9(c) to the extent necessary to ensure that it is available for resales and Transfers of Registrable Securities by the Holders, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period beginning on the Resale Effective Deadline and continuing through the earliest to occur of (A) the date no shares of Common Stock qualify as Registrable Securities, (B) the date on which all of the Registrable Securities may be sold in a single transaction by the Holder to the public pursuant to Rule 144 or any similar rule promulgated by the SEC pursuant to the Securities Act permitting the resale of restricted securities without the necessity of a registration statement under the Securities Act or (C) the date upon which the Lender has Transferred all of the Registrable Securities.
          (b) Postponement of Registration Statement. Akorn shall be entitled to (i) postpone the effectiveness of the Resale Registration Statement filed pursuant to this Agreement and (ii) suspend the use of any Prospectus (defined in Section 9(g)) included in the Resale Registration Statement, in the event (a) of the issuance by the SEC of any stop order suspending the effectiveness of the Resale Registration Statement or the initiation of any proceedings for that purpose; (b) upon the occurrence of an event set forth in Section 9(c)(ii) or Sections 9(c)(v)(2)-(4); or (c) Akorn’s chief executive officer delivers to the Holders an executed certificate stating that in the good faith judgment of the Board it would be materially detrimental to Akorn and its stockholders either for such Resale Registration Statement to become effective or for Transfers to be made thereunder (including, without limitation, due to the inadvisability of filing a required prospectus supplement or post-effective amendment), because such action would materially interfere with, or require premature disclosure of, any bona fide plan or proposal by Akorn to engage in any material financing, acquisition, disposition, reorganization, merger or tender offer or other significant transaction. Notwithstanding anything to the contrary, Akorn shall not exercise its rights under this Section 9(b) more than twice in any twelve (12) month period, nor for a period of more than sixty (60) days.
          (c) Registration Procedures. In connection with Akorn’s obligations arising under this Agreement regarding the Resale Registration Statement (and any other Prospectus required by this Agreement to permit the resale and Transfer of Registrable Securities), Akorn will (subject to Section 9(b) and, where applicable, subject to the Resale Registration Statement having been declared effective) use commercially reasonable efforts to:
               (i) effect such registration to permit the sale of the Registrable Securities being sold in accordance with the intended method or methods of distribution selected by the Holders of the Registrable Securities and permitted by Rule 415, and keep the Resale Registration Statement Continuously Effective for all periods required by this Agreement;
               (ii) upon the occurrence of any event that would cause the Resale

Registration Statement or any Prospectus filed in connection therewith (i) to contain a material misstatement or omission or (ii) not to be effective and usable for resale and Transfer of Registrable Securities during any period required by this Agreement, Akorn shall file promptly an appropriate amendment to the Resale Registration Statement or a prospectus supplement, in the case of clause (i), correcting any such misstatement or omission, and, in the case of either clause (i) or (ii), if a post-effective amendment is utilized, cause such amendment to be declared effective and the Resale Registration Statement and the related Prospectus to become usable for their intended purpose(s) as soon as practicable thereafter;
               (iii) prepare and file with the SEC such amendments and post-effective amendments to the Resale Registration Statement as may be necessary to keep the Resale Registration Statement effective for the applicable period set forth in Section 9(a);
               (iv) cause the Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with the applicable provisions of Rules 424 and 430A under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Resale Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in the Resale Registration Statement or supplement to the Prospectus;
               (v) advise the Holders promptly and, if requested by such Persons, to confirm such advice in writing, (1) when the Prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the Resale Registration Statement or any post-effective amendment thereto, when the same has become effective; (2) of any request by the SEC for amendments to the Resale Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto; (3) of the issuance by the SEC of any stop order suspending the effectiveness of the Resale Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; (4) of the existence of any fact or the happening of any event that makes any statement of a material fact made in the Resale Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Resale Registration Statement or the Prospectus in order to make the statements therein not misleading. If at any time the SEC shall issue any stop order suspending the effectiveness of the Resale Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or blue sky laws, Akorn shall obtain the withdrawal or lifting of such order as soon as practicable. The Lender acknowledges that trading Akorn’s securities while in possession of material non-public information is not permitted under federal and state securities laws;
               (vi) furnish without charge to each of the Holders, and each of the underwriter(s) if any, before filing with the SEC, copies of the Resale Registration Statement or any Prospectus included therein or any amendments or supplements to the Resale Registration

Statement or Prospectus (including all documents incorporated by reference after the initial filing of the Resale Registration Statement but excluding documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and any exhibits to such filings), which documents will be subject to the review and comment of such Holders and underwriter(s) in connection with such sale, if any, for a period of at least three (3) Business Days, and Akorn will not file the Resale Registration Statement or Prospectus or any amendment or supplement to the Resale Registration Statement or Prospectus (including all such documents incorporated by reference but excluding documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and any exhibits to such filings) to which a Holder covered by such registration statement or the underwriter(s), if any, shall reasonably object in writing within three (3) Business Days after the receipt thereof (such objection to be deemed timely made upon confirmation of telecopy or e-mail transmission within such period), unless Akorn receives advice from legal counsel that the delay required by such review period would be detrimental to Akorn. For purposes of this Section 9(c)(vi), the objection of a Holder or underwriter, if any, shall be deemed to be reasonable if the Resale Registration Statement, amendment, Prospectus or supplement, as applicable, as proposed to be filed, contains a material misstatement or omission;
               (vii) make available any document that is incorporated by reference into the Resale Registration Statement or Prospectus, provide copies of such document to the Holders, and to the underwriter(s), if any, and make Akorn’s representatives available for discussion of such document and other customary due diligence matters;
               (viii) make available at reasonable times for inspection by the Holders or underwriter(s), if any, participating in any disposition pursuant to the Resale Registration Statement and any attorney or accountant retained by the Holders or underwriter(s), if any, all financial and other records, pertinent corporate documents and properties of Akorn and cause Akorn’s officers, directors and employees to supply all information reasonably requested by the Holders, underwriter(s), if any, or their attorneys or accountants in connection with the Resale Registration Statement or any post-effective amendment thereto subsequent to the filing thereof and prior to its effectiveness and to participate in meetings with investors to the extent requested by the underwriter(s), if any, and make members of Akorn’s senior management available at reasonable times and places to participate in “road-shows” and investor calls as the underwriter(s), if any, may request;
               (ix) if requested by a Holder or the underwriter(s), if any, to promptly incorporate in the Resale Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as the Holders and underwriter(s), if any, may reasonably request to have included therein, including, without limitation, information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after Akorn is notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
               (x) furnish to each Holder and each of the underwriter(s), if any, upon request, without charge, at least one copy of the Resale Registration Statement, as first filed with the SEC, and of each amendment thereto, including financial statements and schedules, all documents incorporated by reference therein and all exhibits (including exhibits incorporated therein by reference);
               (xi) deliver to each Holder and each of the underwriter(s), if any, upon request, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Holder reasonably may request;
               (xii) enter into such customary agreements (including a customary underwriting agreement), and make such customary representations and warranties, and take all such other actions in connection therewith in order to expedite or facilitate the disposition of the Registrable Securities pursuant to the Resale Registration Statement contemplated by this Agreement, all to such extent as may be reasonably requested by any Holder or underwriter(s), if any, in connection with any resale or Transfer pursuant to the Resale Registration Statement; and if and only if the registration is an Underwritten Registration (defined in Section 9(g)), Akorn shall:
                    (1) furnish to each Holder, and each underwriter, in such substance and scope as they may reasonably request and as are customarily made by issuers to underwriters in primary underwritten offerings, upon the initial effective date of the Resale Registration Statement:
                         (A) a certificate, dated the date of the date of effectiveness of the Resale Registration Statement signed by (i) the Chief Executive Officer or President and (ii) the principal financial or accounting officer of Akorn confirming, as of the date thereof, such matters (including, without limitation representations and warranties) as the Holders and underwriters may reasonably request;
                         (B) an opinion, dated the date of effectiveness of the Resale Registration Statement, of outside counsel for Akorn, covering such matters as the Holders and the underwriter(s) may reasonably request, and in any event including a statement to the effect that such counsel have participated in conferences with officers and other representatives of Akorn, representatives of the independent public or certified public accountants for Akorn and with representatives of the underwriter(s), and counsel to the underwriter(s) at which the contents of the Resale Registration Statement and the related Prospectus and related matters were discussed and, on the basis of the foregoing, no facts have come to such counsel’s attention that would lead such counsel to believe that (i) the Resale Registration Statement, at the time of the Resale Registration Statement or any post effective amendment thereto became effective, or (ii) that the Prospectus contained in the Resale Registration Statement as of its date, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
                         (C) a customary comfort letter, dated the date of effectiveness of the Resale Registration Statement, from Akorn’s independent accountants, in the customary form and covering matters of the type customarily requested to be covered in comfort letters by underwriters in connection with primary underwritten offerings, and covering or affirming the matters set forth in any comfort letters delivered pursuant to the Resale Registration Statement;
                    (2) set forth in full the indemnification provisions and procedures of Section 9(f) with respect to all parties to be indemnified pursuant to said Section; and
                    (3) deliver such other documents and certificates as may be reasonably requested by such parties to evidence compliance with Section 9(c)(xii)(1)(A) and with any customary conditions contained in the underwriting agreement entered into by Akorn pursuant to this Section 9(c)(xii).
If at any time the representations and warranties of Akorn contemplated in Section 9(c)(xii)(1)(A) cease to be true and correct, Akorn shall so advise the Holders and the underwriter(s), promptly and, if requested by such Persons, shall confirm such advice in writing;
               (xiii) prior to any public offering of Registrable Securities, cooperate with the Holders, the underwriter(s), if any, and their respective counsel in connection with the registration and qualification of the Registrable Securities under the state securities or blue sky laws of such jurisdictions as the Holders or underwriter(s), if any, may reasonably request and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Resale Registration Statement; provided, however, that Akorn shall not be required to register or qualify as a foreign corporation where it is not then so qualified or to take any action that would subject it to the service of process in suits or to taxation, other than as to matters and transactions relating to the Resale Registration Statement, in any jurisdiction where it is not then so subject and provided, further, that if the Common Stock is not then a “covered security” as defined in Section 18 of the Securities Act, then Akorn shall not be required to register and qualify the Registrable Securities under the state securities or blue sky laws in more than ten (10) states;
               (xiv) cooperate with the Holders and the underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold and not bearing any restrictive legends (subject to the limitations set forth in 9(d)); and enable such Registrable Securities to be in such denominations and registered in such names as the Holders or the underwriter(s), if any, may request at least three (3) Business Days prior to any sale of Registrable Securities made by such Holders or underwriter(s), if any; provided, the Holders provide Akorn with the necessary information to prepare such certificates at least four (4) Business Days prior to the applicable sale of Registrable Securities;
               (xv) if any fact or event contemplated by Section 9(c)(v)(4) shall exist or have occurred, prepare a supplement or post-effective amendment to the Resale Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading;
               (xvi) cooperate and assist in any filings required to be made with

FINRA (defined in Section 9(g)) and in the performance of any due diligence investigation by any underwriter (including any “qualified independent underwriter”) that is required to be retained in accordance with the rules and regulations of FINRA;
               (xvii) otherwise comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, as soon as practicable, a consolidated earnings statement meeting the requirements of Rule 158 (which need not be audited) for the twelve-month period (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts Underwritten Offering or (ii) if not sold to underwriters in such an offering, beginning with the first month of Akorn’s first fiscal quarter commencing after the effective date of the Resale Registration Statement;
               (xviii) cause all securities covered by the Resale Registration Statement to be listed on each securities exchange or automated quotation system on which the Common Stock issued by Akorn is then listed if requested by any Holder or the underwriter(s), if any; and
               (xix) provide promptly to each Holder upon request each document filed with the SEC pursuant to the requirements of Section 13 and Section 15 of the Exchange Act.
          (d) Holder Obligations. Each Holder agrees to, and in addition it shall be a condition precedent to the obligation of Akorn to take any action pursuant to this Section 9 with respect to the Registrable Securities of the Holders, that each Holder shall:
               (i) Promptly furnish to Akorn such information regarding the Holder, the number of the Registrable Securities owned by it, the number of Registrable Securities to be registered and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities of the Holders, and cooperate fully with Akorn in preparing the Resale Registration Statement and any related Prospectus;
               (ii) If Akorn has delivered a Prospectus to the Holder and after having done so the Prospectus is amended or supplemented to comply with the requirements of the Securities Act, at the written request of Akorn, the Holder shall immediately cease making offers or Registrable Securities and, upon receipt of the amended or supplemented Prospectus from Akorn, the Holder shall use only such amended or supplemented Prospectus in making offers of the Registrable Securities;
               (iii) During such time as the Holder may be engaged in a distribution of Registrable Securities, the Holder shall comply with Regulation M promulgated under the Exchange Act and pursuant thereto it shall, among other things, (i) not engage in any stabilization activity in connection with the securities of Akorn in contravention of such regulation or (ii) distribute Registrable Securities under the Resale Registration Statement other than in the manner described in the Resale Registration Statement;
               (iv) If Akorn has delivered to the Holder written notice in accordance with Section 9(b), then the Holder shall immediately cease making offers or Transfers of Registrable Securities until Akorn shall have given the Holder written notice that the Holder may once again commence making offers or Transfers of Registrable Securities under the current (or amended or supplemented) Prospectus; and
               (v) Dispose of the Registrable Securities only (a) pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or (b) pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws, including providing the Company an opinion of counsel selected by the Holder, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act.
          (e) Registration Expenses:
               (i) Akorn Expenses. Subject to Section 9(e)(ii), all expenses incident to Akorn’s performance of or compliance with this Section 9, including all registration and filing fees, fees of any transfer agent and registrar, fees and expenses of compliance with securities or blue sky laws, printing expenses, fees and disbursements of counsel for Akorn and its independent certified public accountants, Akorn’s internal expenses and the expenses and fees for listing the securities to be registered on each securities exchange or quotation system on which similar securities issued by Akorn are then listed or quoted (all such expenses being herein called “Registration Expenses”) shall be borne by Akorn.
               (ii) Holder Expenses. In connection with the registration contemplated hereunder, Akorn shall reimburse the Holders included in a registration for the reasonable fees and disbursements of one counsel. The Holders, and not Akorn, shall be responsible for all fees and expenses of underwriters (including discounts and commissions attributable to the Registrable Securities included in such registration).
          (f) Indemnification; Contribution. If any Registrable Securities are included in a registration statement under this Agreement:
               (i) To the extent permitted by applicable law, Akorn shall indemnify and hold harmless each Holder, and the partners, members, officers, directors, employees, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any and all losses, claims, damages, liabilities and expenses (joint or several), including reasonable attorney’s fees and disbursements and reasonable expenses of investigation (collectively, “Losses”), incurred by such Person pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, but only insofar as such Losses arise out of or are based upon any of the following statements or omissions (collectively, a “Violation”):
                    (1) any untrue statement or alleged untrue statement of a material fact contained in the registration statement, including any preliminary Prospectus or final Prospectus contained therein, or any amendments or supplements thereto; or
                    (2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
provided, however, that the indemnification required by this Section 9(f)(i) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of Akorn (which consent shall not be unreasonably withheld), nor shall Akorn be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to Akorn by or on behalf of a Holder or any underwriter expressly for use in connection with such registration; and provided, further, that any indemnification required by this Section 9(f)(i) shall not apply to the extent that any such Loss is based on or arises out of an untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material fact, included in or omitted from any preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given by the Holder or any underwriter to the Person alleging damage at or prior to the confirmation of sale to such Person; and provided, further, that this indemnity shall not apply to the extent that any such Loss is based on an offer or Transfer of Registrable Securities during any period which Akorn has notified the Holder that such offers and Transfers must cease under the Agreement, including under Section 9(b), Section 9(c)(ii) or Section 9(c)(v).
               (ii) To the extent permitted by applicable law, the Holders (severally and not jointly) shall indemnify and hold harmless Akorn, each of the directors of Akorn, each of the officers of Akorn who shall have signed the Resale Registration Statement, each Person, if any, who controls Akorn within the meaning of the Securities Act, and each officer, director, partner, and employee of such controlling Person, against any and all Losses incurred by such Person pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, but only insofar as such Losses arise out of or are based upon any Violation, in each case to the extent that such Violation arises out of or is based upon information furnished in writing by or on behalf of a Holder expressly for use in connection with such registration, or upon the Holder’s failure to properly and timely deliver an “official” Prospectus, or upon the Holder’s use of a written or oral prospectus other than the “official” Prospectus; provided, however, that any indemnification required by this Section 9(f)(ii) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Holders (which consent shall not be unreasonably withheld) and in no event shall the amount of any indemnity obligation under this Section 9(f)(ii) exceed the gross proceeds from the applicable offering received by the Holders.
               (iii) Promptly after receipt by an indemnified party under this Section 9(f) of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Section 9(f), such indemnified party shall deliver to the indemnifying party a written notice thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and disbursements and expenses (in each case, to the extent reasonable) to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9(f) to the extent, but only to the extent, of such prejudice but shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than pursuant to this Section 9(f). Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels).
               (iv) If the indemnification required by this Section 9(f) from the indemnifying party is unavailable to an indemnified party hereunder in respect of any Losses referred to in this Section 9(f):
                    (1) the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Section 9(f)(i), 9(f)(ii) and 9(f)(iii), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding;
                    (2) the parties hereto agree that it would not be just and equitable if contribution pursuant to this 11(f)(iv) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 9(f)(iv)(1). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(e) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
               (v) The obligations of Akorn and the Holders under this Section 9(f) shall survive the completion of any offering of Registrable Securities pursuant to the registration statement under this Agreement, and otherwise.
          (g) Definitions. The following terms used in this Section 9 shall have the following meanings:
          “Continuously Effective” with respect to the Resale Registration Statement means that such registration statement shall not cease to be effective and available for Transfers of Registrable Securities.
          “FINRA” means the Financial Industry Regulatory Authority (f/k/a the National Association of Securities Dealers) and any successor entity.
          “Holder” means with respect to any Registrable Securities, the Lender, unless and until the Lender Transfers such Registrable Securities to new Holders in accordance with Section 17(g).
          “Prospectus” means any prospectus included in the Resale Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.
          “Registrable Securities” means (a) any Common Stock now held by the Lender or its affiliates or issuable or issued upon any conversion or exercise of any other securities (including the Warrant) held by the Lender or its affiliates and (b) any Common Stock issued or issuable with respect to any of the securities referred to in clause (a) by way of an event triggering any adjustment in the number of shares of Common Stock into which such securities convert or are exercisable. Except for purposes of Section 9(a)(iv)(C), Registrable Securities shall be deemed to be outstanding and in existence, whenever such Person has the right to acquire such Registrable Securities upon exercise or conversion of such securities, whether or not such exercise or conversion has actually been effected, and such Person shall be entitled to exercise the rights of a Holder of such Registrable Securities hereunder. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they (x) have been registered and Transferred pursuant to the Securities Act or (y) have been Transferred pursuant to Rule 144 or any similar rule promulgated by the SEC pursuant to the Securities Act permitting the resale of restricted securities without the necessity of a registration statement under the Securities Act.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at that time.
          “Transfer” means and includes the act of selling, giving, transferring, creating a trust (voting or otherwise), assigning or otherwise disposing of (other than pledging, hypothecating or otherwise transferring as security) (and correlative words shall have correlative meanings); provided, however, that any transfer or other disposition upon foreclosure or other exercise of remedies of a secured creditor after an event of default under or with respect to a pledge, hypothecation or other transfer as security shall constitute a “Transfer”; provided, further, however, no “Transfer” shall be deemed to have occurred if the Lender continues to be an affiliate of the Holder of the Registrable Securities after such transfer or other distribution.
          “Underwritten Registration” means a registration in which securities of Akorn are sold to an underwriter for reoffering to the public.
     10. Expenses. The Borrowers agree to pay all accrued legal fees and other expenses of the Agent and Lenders that relate to the Credit Agreement and other Loan Documents, including, without limitation, the legal fees and other expenses owed to McDermott Will & Emery LLP, incurred with respect to the preparation, negotiation and closing of this Agreement, the MOA and the Assignment, and the other documents contemplated hereby and thereby and any exit fees and other expenses charged by General Electric Capital Corporation in connection with the Assignment (the “Expenses”). Nothing herein shall limit the provisions relating to the expenses of the Credit Agreement or the other Loan Documents.
     11. Estoppel. Each Borrower hereby represents and warrants that there are no claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorney’s fees) of any kind, character or nature whatsoever, known or unknown, fixed or contingent, that such Borrower may have or claim to have now against the Agent or any Lender or which might arise out of or be connected with any act of commission or omission of the Agent or any Lender existing or occurring on or prior to the date of this Agreement, including without limitation, any claims, liabilities or obligations arising with respect to the Loans, the Credit Agreement or the other Loan Documents.
     12. Release. In consideration of Agent and each Lender’s agreement to forbear from the exercise of its rights and remedies on the basis set forth in Section 2 above, each Borrower hereby (a) releases, acquits and forever discharges Agent and Lenders, their agents, employees, officers, directors, servants, representatives, attorneys, affiliates, successors and assigns (collectively, the “Released Parties”) from any and all liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages, costs and expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, that such Borrower may have or claim to have now against Agent or any Lender or which might arise out of or be connected with any act of commission or omission of Agent or any Lender existing or occurring on or prior to the date of this Agreement, including, without limitation, any claims, liabilities or obligations relating to or arising out of or in connection with the Loans, the Credit Agreement or the other Loan Documents (including, without limitation, arising out of or in connection with the initiation, negotiation, closing or administration of the transactions contemplated thereby or related thereto), but excluding any claims liabilities or obligations relating to or arising out of or in connection with Dr. John N. Kapoor’s service in his capacity as an employee, officer or director or Chairman of Akorn’s Board of Directors, from the beginning of time until the execution and delivery of this release and the effectiveness of this Agreement (the “Released Claims”) and (b) agree forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against the Released Parties with respect to any and all Released Claims.
     13. Consent to Relief From Stay. Each Borrower hereby agrees that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, including the forbearance of the Lenders from exercising their respective rights and remedies otherwise available to them under the Loan Documents, the receipt and sufficiency of which are hereby acknowledged, in the event that any of the Borrowers or Guarantors (by its own action, or the action of any of its shareholders or creditors, if applicable) shall (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition for relief under Title 11 of the U.S. Code, as amended, (ii) be the subject of any order for relief issued under such Title 11 of the U.S. Code, as amended, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, (iv) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator, or liquidator, or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or relief for debtors, Lenders and the Subordinated Lender shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of Title 11 of the U.S. Code, as amended, or otherwise, on or against the exercise of the rights and remedies otherwise available to the Agent or the Lenders as provided in the Loan Documents, or as provided by law and each of the Borrowers and Guarantors hereby waives the benefits of such automatic stay and consent and agrees to raise no objection to such relief.
     14. Representations and Warranties, No Novation.
          (a) Representations and Warranties of the Borrowers. Each Borrower hereby acknowledges, represents and warrants to Agent and each Lender, as to itself and each other Borrower, as follows: (i) each Borrower has been fully advised by legal counsel of its rights and responsibilities under this Agreement and of the legal effect hereof; (ii) each Borrower has read and fully understands the contents of this Agreement, and has freely and voluntarily executed this Agreement; (iii) each Borrower is sophisticated and knowledgeable in financial matters, both generally and with respect to transactions of the type described in the Credit Agreement and the

Loan Documents and the modification to these transactions to be effected by the Agreement and the documents, instruments and transactions contemplated thereby; (iv) each Borrower has received and has independently reviewed and evaluated, a copy of this Agreement and all other documents and instruments executed or delivered in connection therewith, and fully understand the transactions contemplated thereby; (v) each Borrower has made such independent review and evaluation, as well as all other decisions pertaining to the execution and delivery of this Agreement, without any reliance upon any oral or written representation, warranty, advice or analysis of any kind whatsoever from the Released Parties, however obtained; (vi) each Borrower has determined, following such independent review and evaluation, that the benefits to them of the transactions contemplated by this Agreement are direct and substantial, and that it is in the best interest of such Borrower to execute and deliver this Agreement; (vii) the individuals signing this Agreement on behalf of each Borrower are duly authorized and fully empowered to do so; (viii) the consideration flowing to each Borrower under this Agreement is in all respects substantial and sufficient; (ix) this Agreement has been duly and validly executed and delivered by each Borrower and is the valid and legally binding obligation of such Borrower, enforceable in accordance with its terms; (x) each Borrower has the requisite corporate power and is authorized to execute and deliver this Agreement and to carry out and perform its obligations hereunder, including the issuance and delivery of the Warrant and the reservation of the Common Stock issuable upon exercise of the Warrant; (xi) the Warrant and the Common Stock issuable upon exercise of the Warrant do not violate any preemptive rights or rights of first refusal, will be issued in compliance with all applicable federal and state securities laws, will be free of any liens or encumbrances, other than liens or encumbrances created by the Lender, and will be fully paid and nonassessable upon issuance; (xii) this Agreement does not conflict with and will not breach any agreement to which either Borrower is a party; and (xiii) Agent and each Lender is authorized to discuss financial and other matters related to each Borrower with such Borrower’s independent certified public accountants.
          (b) Representations and Warranties of the Lender. The Lender hereby acknowledges, represents and warrants as follows: (i) all warrants acquired by it pursuant to this Agreement and any shares of common stock issued upon the exercise of such warrants will be for the Lender’s own account and without a view to resale or distribution; (ii) the Lender is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”); (iii) the Lender understands that all warrants issuable to it pursuant to this Agreement and any shares of common stock issued upon the exercise of such warrants have not been registered under the Securities Act, or applicable state securities laws, and will be issued in reliance on exemptions for private offerings contained in the Securities Act and in reliance on exemptions from the registration requirements of certain state securities laws; and (iv) the Lender understands that, because the warrants and any shares of common stock issued upon the exercise of such warrants have not been registered under the Securities Act or applicable state securities laws, such warrants and shares of common stock may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws.
          (c) No Novation. Nothing in this Agreement, nor in the Assignment, shall be construed to constitute a novation of the Loans or any other indebtedness arising under the Loan

Documents, related to the Loans, or to release, satisfy, discharge or otherwise affect or impair in any manner whatsoever (i) the validity or enforceability of the Loans or any other indebtedness arising under the Credit Agreement or any other Loan Document; (ii) the charges, liens, pledges, security interests, assignments and conveyances effected by the Credit Agreement and any other agreement securing the Loans or any other obligations arising under the Credit Agreement or any other Loan Document, or the priority thereof; (iii) the liability of any Borrower under the Credit Agreement and all other Loan Documents or any other person that may now or hereafter be liable under the Credit Agreement and the other Loan Documents or any agreement securing the same; and (iv) any other security or instrument now or hereafter held by Agent or Lenders as security for or as evidence of any of the above described indebtedness. Without limiting the foregoing, Agent and Lenders hereby reserve any and all rights and remedies available to Agent and Lenders at law, in equity, by agreement (including under the Credit Agreement and all other Loan Documents), or otherwise.
     15. Receipt and Application of Payments. Each Borrower acknowledges and agrees that Agent, on behalf of Lenders, shall be entitled during the term of this Agreement to accept such payments and proceeds as are remitted to it pursuant to any provision of the Loan Documents or this Agreement, that Agent shall be entitled to apply any and all such proceeds and payments against the liabilities and obligations owed by the Borrowers to Lenders in such order of application as Agent in its sole and absolute discretion shall determine proper (except that, until the occurrence of a Material Default, Agent shall not, except at Borrowers’ request, apply any such proceeds or payments against principal other than the principal of Loans outstanding under the revolving portion of the Obligations), and that the acceptance by Agent or any Lender of any such proceeds and payments as are remitted to it pursuant to the Loan Documents or this Agreement or otherwise shall in no way affect or impair the status of the indebtedness owed to Agent and Lenders by the Borrowers or be deemed to be a waiver of any Events of Default or any acquiescence therein.
     16. Ratification; Reaffirmation of Guaranty. Each of the Borrowers and Guarantors hereby restate, ratify and reaffirm, subject to the modifications provided for herein, each and every term, covenant and condition set forth in the Credit Agreement and the other Loan Documents effective as of the date hereof. Each of the Guarantors (a) acknowledges receipt of a copy of this Agreement, (b) consents to this Agreement and agrees to be bound hereby and (c) agrees that its guaranty of all Obligations owed by the Borrowers to Agent and Lenders, as set forth in the Guaranty and Security Agreement to which it is a party, will continue in full force and effect without diminution or impairment notwithstanding the execution and delivery of this Agreement. Each Guarantor acknowledges and reaffirms that (i) all Liens granted to the Agent under the Collateral Documents remain in full force and effect and shall continue to secure the Obligations and (ii) the validity, perfection or priority of the Liens will not be impaired by this Agreement. The undersigned further acknowledges and agrees that, upon effectiveness of this Agreement and from and after the date thereof, each reference to the Credit Agreement in the Guaranty and Security Agreement and each other Loan Document to which the undersigned is a party shall mean and be a reference to the Credit Agreement as amended by this Agreement.

     17. Miscellaneous.
          (a) Entire Agreement. This Agreement, the Loan Documents, the Warrant and any other warrants issued hereunder and all other agreements previously entered into between the parties and filed by Akorn with the SEC prior to the date hereof, reflect the entire understanding of the parties with respect to the subject matter herein contained and supersedes any prior agreements, whether written or oral, in regard thereto.
          (b) Full Force and Effect. Except as expressly modified herein, all terms of the Credit Agreement and all other Loan Documents shall be and shall remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of each Borrower to Agent and Lenders.
          (c) No Waiver. Except as otherwise expressly provided herein, this Agreement is not intended to operate as, and shall not be construed as, a waiver of any Event of Default, whether known or unknown to Agent or any Lender, as to which all rights of Agent and Lenders shall remain reserved.
          (d) Governing Law. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of New York and all applicable laws of the United States of America.
          (e) WAIVER OF RIGHT TO JURY TRIAL. EACH BORROWER WAIVES TRIAL BY JURY AND CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE A JUDGE OF A COURT OF COMPETENT JURISDICTION.
          (f) Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which, taken together, shall constitute but one and the same agreement among the parties. This Agreement may be executed and transmitted by facsimile and with confirmation of transmission shall have the same binding effect as though such executed Agreement was delivered as an original.
          (g) Assignment; Binding Nature. In connection with a transfer of all or a portion of its interest in the Loan Documents, Lender may assign its rights under this Agreement, including, without limitation, the rights of any Holder to cause Akorn to register Registrable Securities pursuant to this Agreement, (i) to any Affiliate of EJ Funds LP without the Borrowers’ consent and (ii) to a third party with the Borrowers’ consent (which shall not be unreasonably withheld, delayed or conditioned) prior to the occurrence of a Material Default and without the need for the Borrowers’ consent from and after the occurrence of any Material Default. For the avoidance of doubt, the parties hereto agree that Akorn shall not be required to bear any cost of any assignment by EJ Funds LP of this Agreement or the Credit Agreement, whether cash compensation, equity or otherwise; provided, however, that this sentence shall not apply to any subsequent assignment by any third party assignee of EJ Funds. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          (h) Captions. The captions to the Sections and paragraphs of the Agreement are for the convenience of the parties only, and are not a part of this Agreement.
          (i) Time of the Essence. Time is of the essence under this Agreement.
          (i) Remedies. Any party having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages are not an adequate remedy for any breach of the provisions of this Agreement and that any party may apply for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals effective as of the date first above written.

AKORN, INC, a Louisiana corporation
By:	/s/ Jeffrey A. Whitnell
	Name:	Jeffrey A. Whitnell
	Title:	CFO

AKORN (NEW JERSEY), INC., an Illinois corporation
By:	/s/ Jeffrey A. Whitnell
	Name:	Jeffrey A. Whitnell
	Title:	CFO

EJ FUNDS LP, individually as a Lender and as Agent By: EJ Financial Enterprises, Inc., its General Partner
By:	/s/ John N. Kapoor
	Name:	John N. Kapoor
	Title:	President

[Signature Page to Modification, Warrant and Investor Rights Agreement]

EXHIBIT A
FORM OF WARRANT

Exhibit A to
Modification, Warrant and Investor Rights Agreement
THIS SECURITY AND THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS.
AKORN, INC.
COMMON STOCK PURCHASE WARRANT
To Purchase [                    ] Shares of Common Stock
     THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [EJ FUNDS LP, a Delaware limited partnership]1 (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after [date warrant is issued] (the “Initial Exercise Date”) and on or prior to the close of business on the fifth (5th) anniversary following the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Akorn, Inc., a Louisiana corporation (the “Company”), up to [                    ] shares, subject to adjustment as set forth herein (the “Warrant Shares”) of Common Stock, no par value per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock (the “Exercise Price”) under this Warrant shall be $1.11 per share, subject to adjustment hereunder. The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Modification, Warrant and Investor Rights Agreement (the “Modification Agreement”), dated as of April [___], 2009, between the Company and EJ FUNDS LP.
     1. Title to Warrant. Prior to the Termination Date and subject to compliance with applicable laws and Section 7 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed. The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company.
     2. Authorization of Shares. The Company covenants that all Warrant Shares which may be issued upon any Exercise of the purchase rights represented by this Warrant will, upon such Exercise in accordance with the terms of this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such

[1]	For warrants issued under the Reimbursement and Warrant Agreement, replace bracketed language with “JOHN N KAPOOR TRUST DATED 9/20/89”.

issue). The Company shall at all times reserve and keep available for issue upon the Exercise of this Warrant such number of shares of its authorized but unissued Common Stock as will be sufficient to permit the Exercise in full of this Warrant.
     3. Exercise of Warrant.
          (a) Exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the Initial Exercise Date and on or before the Termination Date by the surrender of this Warrant and the Notice of Exercise annexed hereto duly executed, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company) to the attention of the Chief Executive Officer or the Chief Financial Officer (the “Exercise”, and the date of such Exercise, the “Exercise Date”). After each Exercise and upon the occurrence of the Exercise Effectiveness Date (as hereinafter defined), the Holder shall immediately thereafter be entitled to receive a certificate for the number of Warrant Shares so purchased upon payment of the Exercise Price of the shares thereby purchased. Payment of the Exercise Price may be made at the option of the Holder by (i) by wire transfer or cashier’s check drawn on a United States bank of United States dollars or (ii) the surrender and cancellation of Warrant Shares issuable upon such Exercise of this Warrant (i.e. on a “cashless exercise” basis), in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

Y (A - B)

X =	A
     Where:
          X = The net number of shares of Common Stock to be issued to the Holder pursuant to the election to exercise;
          Y = The gross number of shares of Common Stock in respect of which the election to exercise is made;
          A = The average of the market price of one share of the Common Stock for the ten (10) Trading Days immediately prior to the Exercise Date; and
          B = The Exercise Price.
“Market Price” shall mean the closing sale price of the Company’s Common Stock as reported on the Nasdaq Global Market, or if not then traded on the Nasdaq Global Market, such closing sale or bid price as reported on any exchange over which the Company’s Common Stock may then be traded, or if not then traded over any exchange, then the market price of the Company’s Common Stock shall be the fair market value of the Company’s Common Stock as determined in good faith by the Board of Directors of the Company. Certificates for shares purchased hereunder shall be delivered to the Holder (at an address in the United States specified by the Holder) within five (5) Trading Days after the later of the Exercise Effectiveness Date and payment of the Exercise Price of the shares thereby purchased as aforesaid or the Company shall instruct its transfer agent to register the shares purchased hereunder in book entry form within five (5) Trading Days after the later of the Exercise Effectiveness Date and payment of the Exercise Price of the shares thereby purchased as aforesaid. This Warrant shall be deemed to have been exercised and such certificate or certificates (or book entry shares) shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the last to occur of the Exercise Effectiveness Date, payment of the Exercise Price, and delivery of the required documentation and all taxes required to be paid by the Holder, if any, pursuant to Section 5. For purposes of this Warrant, a “Trading Day” shall mean any day on which the national securities exchange or the national market system of FINRA are open for trading.
          (b) If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.
          (c) The Holder understands that, until such time as the Registration Statement has been declared effective or the Warrant Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, (i) the Company shall be entitled to give its transfer agent stop transfer instructions respecting those Warrant Shares and (ii) the certificates representing any Warrants Shares issued upon Exercise of this Warrant will bear a restrictive legend in substantially the following form:
“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”
(d) Reporting and Waiting Requirements.
               (i) To the extent necessary, each of and the Company and the Holder shall file, within fifteen (15) days after each Exercise Date, before the expiration of any relevant legal deadline, with (i) the FTC and the Antitrust Division of the DOJ, a Notification and Report Form required under the HSR Act with respect to the transactions contemplated pursuant to such Exercise and any supplemental information requested in connection therewith pursuant to the

HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental Authority, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any other antitrust law of any other jurisdiction. The parties shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any antitrust law of any other jurisdiction. The requirements under this Section 3(d)(i) shall be satisfied with respect to any Exercise (without the need for further action by a party) upon the soonest to occur of: (a) the HSR Clearance Date has occurred (provided, however, that rights obtained by the Holder pursuant to the Warrant outside the United States shall become effective upon the HSR Clearance Date or, if any ex-U.S. governmental or regulatory approvals are required prior to such rights becoming effective, upon the later to occur of (1) the HSR Clearance Date and (2) the receipt of any such required approvals), or (b) determination by the parties that such filings are unnecessary (with respect to such Exercise, the “Exercise Effectiveness Date”). The determination of the soonest to occur of the foregoing shall be made without taking into account the need for ex-U.S. governmental or regulatory approvals required prior to such rights becoming effective and if, giving effect to the foregoing, subsection (a) is the soonest to occur, then the Exercise Effectiveness Date shall be the HSR Clearance Date.
               (ii) The parties shall use their reasonable best efforts to promptly obtain any clearance required under the HSR Act and any other antitrust law for the consummation of the Exercise and the transactions contemplated thereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Authorities concerning such clearances and shall use reasonable best efforts to comply promptly with any such inquiry or request; provided, however, that (a) neither party shall be required to consent to the divestiture or other disposition of any of its or its affiliates’ assets or those of the other party, or to agree to any modification or amendment of this Warrant that, in the reasonable opinion of such party’s legal and/or financial counsel, would be adverse to such party, and (b) neither party shall have any obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Authority or private party respecting the transactions contemplated by this Warrant or to comply with any other structure or conduct remedy or restriction or limit on operation; provided, further, however, that the parties shall both promptly respond to the DOJ or the FTC to a request for additional information as defined under the HSR Act.
               (iii) The parties commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period and the waiting periods under any other antitrust law of any other jurisdiction, or the obtaining of clearances thereunder (as the case may be), at the earliest practicable dates. Such efforts and cooperation include, but are not limited to, the parties’ respective counsel undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of said antitrust authority.
               (iv) Each Party shall be responsible for its own costs and expenses associated with any filing under the HSR Act or the Law of any other jurisdiction.

               (v) Certain Terms. As used in this Section 3(d), the below terms shall have the meanings so specified.
                    (1) “DOJ” shall mean the United States Department of Justice.
                    (2) “FTC” shall mean the United States Federal Trade Commission, or any successor entity thereto.
                    (3) “Governmental Authority” shall mean any administrative agency, commission or other governmental authority, body or instrumentality, federal, state, local, domestic or foreign governmental or regulatory authority.
                    (4) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Section 18(a)), and the rules and regulations promulgated thereunder.
                    (5) “HSR Clearance Date” shall mean the earlier of (i) the date on which the FTC shall notify the Company and the Holder of early termination of the applicable waiting period under the HSR Act or (ii) the day after the date on which the applicable waiting period under the HSR Act expires without any action by any government agency or challenged to the termination.
          (e) If within five (5) Trading Days after the later of the Exercise Effectiveness Date and payment of the Exercise Price of the shares thereby purchased, the Company shall fail to issue and deliver a certificate to the Holder (at an address in the United States specified by the Holder) and register such Warrant Shares on the Company’s share register, or instruct its transfer agent to register in book entry form the number of Warrant Shares to which the Holder is entitled or credit the Holder’s balance account with the Depository Trust Company for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Warrant Shares issuable upon such Exercise that the Holder anticipated receiving from the Company, then the Company shall, within five (5) Trading Days after the Holder’s request promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased over the product of (A) such number of shares of Common Stock, times (B) the closing sale price of the Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such Warrant Shares to the Holder without violating this Section 3(e).
     4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the Exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such Exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the market price of one share of the Common Stock for the ten (10) Trading Days immediately prior to the Exercise Date of this Warrant.

     5. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names (provided the Holder has complied with the restrictions on transfer set forth herein) as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.
     6. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely Exercise of this Warrant, pursuant to the terms hereof.
     7. Transfer, Division and Combination.
          (a) Subject to compliance with any applicable securities laws and the conditions set forth in Sections 1 and 7(e) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be Exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.
          (b) This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 7(a) hereof, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.
          (c) The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 7.
          (d) The Company agrees to maintain, at its aforesaid office, books for the registration and the registration of transfer of the Warrants.
          (e) Prior to, and as a condition of, any transfer of this Warrant, the Holder or transferee of this Warrant, as the case may be must (i) execute and deliver to the Company an investment letter in form and substance reasonably acceptable to the Company and (ii) qualify as an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

     8. No Rights as Stockholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the Exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.
     9. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond or letter of credit), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.
     10. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be Exercised on the next succeeding day not a Saturday, Sunday or legal holiday.
     11. Adjustments of Exercise Price and Number of Warrant Shares. The number and kind of securities purchasable upon the Exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of Warrant Shares purchasable upon Exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares or other securities of the Company resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.
     12. Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case of (i) any capital reorganization or reclassification, (ii) any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, (iii) any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or (iv) any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company) (each, a “Fundamental Transaction”), the Holder of this

Warrant shall have the right thereafter to receive on the Exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such Fundamental Transaction had this Warrant been exercised immediately prior to the effective date of such Fundamental Transaction and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in Section 11 hereof with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in Section 11 hereof shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the Exercise of this Warrant. The above provisions of this Section 12 shall similarly apply to successive Fundamental Transactions. The Company shall require the issuer of any shares of stock or other securities or property thereafter deliverable on the Exercise of this Warrant to be responsible for all of the agreements and obligations of the Company hereunder. Notice of any such Fundamental Transaction and of said provisions so proposed to be made, shall be mailed to the Holder of this Warrant not less than thirty (30) days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes. Notwithstanding the foregoing, following a Fundamental Transaction in which all or substanitally all of the outstanding Common Stock of the Company is exchanged for, converted into, acquired for or constitutes the right to receive solely cash (a “Triggering Event”), at the written request of the Holder delivered before the twentieth (20th) day after such Triggering Event, the Company (or the successor entity) shall purchase this Warrant from the Holder by paying to the Holder, within five days after such request, cash in an amount equal to the Black-Scholes Value (as defined below) of the remaining unexercised portion of this Warrant. “Black-Scholes Value” means the value of the unexercised portion of this Warrant calculated using the Black-Scholes Option Pricing Model determined as of the day immediately following the public announcement of the applicable Triggering Event and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of such request and (ii) an expected volatility equal to the one-hundred (100) day volatility obtained from the HVT function on Bloomberg.
     13. Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the Exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice thereof to the Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the Exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.
     14. Notice of Distribution. If the Board of Directors of the Company shall declare any dividend or other distribution with respect to its Common Stock other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holder of this Warrant not less than twenty (20) days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution. Each such written notice shall be sufficiently given if addressed to the Holder at the last address of the Holder appearing on the books of the Company and delivered in accordance with Section 16(d) hereof.

     15. Registration Rights. The Common Stock issuable upon Exercise of this Warrant shall constitute Registrable Securities (as such term is defined in the Modification Agreement). The original Holder of this Warrant, and any valid transferees thereof pursuant to the Modification Agreement, shall be entitled to all of the benefits afforded to a holder of any Registrable Securities under the Modification Agreement and such holder, by its acceptance of this Warrant, agrees to be bound by and to comply with the terms and conditions of the Modification Agreement applicable to the holder as a holder of Registrable Securities.
     16. Miscellaneous.
          (a) Jurisdiction. This Warrant shall constitute a contract under the laws of the State of Louisiana.
          (b) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the Exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.
          (c) Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding all rights hereunder terminate on the Termination Date.
          (d) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the [Modification Agreement]2; provided, that upon any permitted assignment of this Warrant, the assignee shall promptly provide the Company with its contact information.
          (e) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to Exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
          (f) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
          (g) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder.

[2]
For warrants issued under the Reimbursement and Warrant Agreement, replace bracketed language with “that certain Reimbursement and Warrant Agreement, dated as of April [___], 2009, between the Company and the Holder”.

          (h) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.
          (i) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
          (j) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
* * *

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.
Dated: [__], 2009

AKORN, INC.
By:
Name:
Title:

[Signature Page to Common Stock Purchase Warrant]

NOTICE OF EXERCISE
To: Akorn, Inc.
     1. The undersigned hereby elects to purchase                      Warrant Shares of Akorn, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price for such Warrant Shares in full, together with all applicable transfer taxes, if any. Payment shall take the form of lawful money of the United States.
     2. The undersigned hereby elects to exercise the attached Warrant into Warrant Shares of Akorn, Inc. through “cashless exercise” in the manner specified in the Warrant. This exercise is made with respect to                      of the Warrant Shares covered by the Warrant.
     3. Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following:

     4. Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[PURCHASER]
By:
Name:
Title:

Dated:

ASSIGNMENT FORM
(To assign the foregoing Warrant, execute
this form and supply required information.
Do not use this form to exercise the Warrant.)
     FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to                                                                                                                                                                                                                                          whose address is
.

Dated: ______________, _______

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.